EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Premiere Global Services, Inc. and subsidiaries (the “Company”) Nos. 333-79599, 333-87635, 333-89891, 333-51380, 333-57698, 333-67292, 333-101262, and 333-116506 on Form S-8 of our reports relating to the consolidated financial statements of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s change in accounting for share-based payments to conform with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”) and management’s report on the effectiveness of internal control over financial reporting dated March 16, 2007, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
March 15, 2007